UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 24, 2014

AMERICAN HONDA FINANCE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

001-36111	California	95-3472715
(Commission File Number)	(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

20800 Madrona Avenue, Torrance, California	90503
(Address of Principal Executive Offices)	(Zip Code)

(310) 972-2288

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 24, 2014, Honda Canada Finance Inc. (“HCFI”), a subsidiary of American Honda Finance Corporation, entered into its C$1,300,000,000 ($1,158,056,958) Second Amended and Restated Credit Agreement, among HCFI, as the borrower, the lenders party thereto, and Canadian Imperial Bank of Commerce, as administrative agent, joint bookrunner and co-lead arranger, RBC Capital Markets, as joint bookrunner and co-lead arranger, BMO Capital Markets, as co-lead arranger, The Toronto-Dominion Bank, as co-arranger and co-syndication agent, Bank of Tokyo-Mitsubishi UFJ (Canada), as co-arranger and co-syndication agent, Bank of Montreal, as co-syndication agent, Royal Bank of Canada, as co-syndication agent, Mizuho Corporate Bank, Ltd., Canada Branch, as documentation agent (the “Credit Agreement”).

The Credit Agreement provides that HCFI may borrow up to C$500,000,000 ($445,406,522) on a one year revolving basis (from the date of the Credit Agreement) and up to C$800,000,000 ($712,650,436) on a five-year revolving basis (from the date of the Credit Agreement), each for general corporate purposes. Outstanding borrowings under the Credit Agreement are based on a prime rate plus an applicable margin, which is determined based on HCFI’s debt ratings. The prime rate under the Credit Agreement is the higher of (i) the prime rate determined by the administrative agent or (ii) the sum of (a) the average rate per annum on the Reuters Screen CDOR Page and (b) 1.00%. On the date of this filing, no amounts were drawn upon under the Credit Agreement.

The Credit Agreement contains customary conditions to borrowing and customary restrictive covenants on HCFI and its subsdiaries, including limitations on liens and limitations on mergers and consolidations and asset sales. The Credit Agreement also requires HCFI to maintain a positive consolidated tangible net worth. The Credit Agreement, in addition to other customary events of default, include cross-default provisions and provisions for default if Honda Motor Co., Ltd., an indirect parent of HCFI (“HMC”), does not maintain ownership, whether directly or indirectly, of at least 80% of the outstanding capital stock of HCFI. In addition, the Credit Agreement contains provisions for default if HMC’s obligations under the Keep Well Agreement, dated as of September 9, 2005, between HMC and HCFI, become invalid, voidable, or unenforceable. All of these conditions, covenants and events of default are subject to important limitations and exceptions under the Credit Agreement.

Certain of the lenders party to the Credit Agreement, as well as certain of their respective affiliates, have performed, and may in the future perform, commercial banking, investment banking, underwriting and other financial advisory services for HCFI and its affiliates, for which they have received, and will receive, customary fees and expenses.

The Credit Agreement replaces HCFI’s C$1,300,000,000 credit agreement, dated as of March 25, 2013, by and among HCFI, as borrower, and the lenders party thereto, and Canadian Imperial Bank of Commerce, as administrative agent, Canadian Imperial Bank of Commerce, and RBC Capital Markets, as joint bookrunners, Canadian Imperial Bank of Commerce, BMO Capital Markets, and RBC Capital Markets, as co-lead arrangers, The Toronto-Dominion Bank and Bank of Tokyo-Mitsubishi UFJ (Canada), as co-arrangers, Bank of Montreal, Royal Bank of Canada, The Toronto Dominion Bank, and Bank of Tokyo-Mitsubishi UFJ (Canada), as co-syndication agents, Mizuho Corporate Bank, Ltd., Canada Branch, as documentation agent, which terminated by its terms on March 24, 2014. No amounts were outstanding or repaid under this C$1,300,000,000 credit agreement in connection with its termination on March 24, 2014.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement. A copy of the Credit Agreement is included in this Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

References to “C$” are to the Canadian dollar. This current report contains translations of certain Canadian dollar amounts into U.S. dollars at the rate specified below solely for your convenience. These translations should not be construed as representations that the Canadian dollar amounts actually represent such U.S. dollar amounts or that they could be converted into U.S. dollars at the rate indicated. U.S. dollar equivalents for “C$” amounts are calculated based on an exchange rate of 1.1226 per U.S. dollar as of March 24, 2014.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference in its entirety in this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	$1,300,000,000 Second Amended and Restated Credit Agreement, dated as of March 24, 2014, among HCFI, as the borrower, the lenders party thereto, and Canadian Imperial Bank of Commerce, as administrative agent, joint bookrunner and co-lead arranger, RBC Capital Markets, as joint bookrunner and co-lead arranger, BMO Capital Markets, as co-lead arranger, The Toronto-Dominion Bank, as co-arranger and co-syndication agent, Bank of Tokyo-Mitsubishi UFJ (Canada), as co-arranger and co-syndication agent, Bank of Montreal, as co-syndication agent, Royal Bank of Canada, as co-syndication agent, and Mizuho Corporate Bank, Ltd., Canada Branch, as documentation agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN HONDA FINANCE CORPORATION

Date: March 27, 2014	By:	/s/ Paul C. Honda
Paul C. Honda
Vice President and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	$1,300,000,000 Second Amended and Restated Credit Agreement, dated as of March 24, 2014, among HCFI, as the borrower, the lenders party thereto, and Canadian Imperial Bank of Commerce, as administrative agent, joint bookrunner and co-lead arranger, RBC Capital Markets, as joint bookrunner and co-lead arranger, BMO Capital Markets, as co-lead arranger, The Toronto-Dominion Bank, as co-arranger and co-syndication agent, Bank of Tokyo-Mitsubishi UFJ (Canada), as co-arranger and co-syndication agent, Bank of Montreal, as co-syndication agent, Royal Bank of Canada, as co-syndication agent, and Mizuho Corporate Bank, Ltd., Canada Branch, as documentation agent.